Exhibit 10.16

CONTRACT FOR THE GRANT OF LAND USE RIGHTS

FOR STATE-OWNED CONSTRUCTION LAND

IN

SHANGHAI

Contract No: Shanghai Land-Housing Grant Contract 2008 No. 65

Jiading District Housing and Land Administration Bureau of Shanghai

June 6, 2008

Special Notes

1. This Contract is prepared in accordance with the PRC Land Administration Law, the PRC Urban Real Estate Administration Law, the Provisional Regulations of the PRC Concerning the Grant and Assignment of the Right to Use State Land in Urban Areas, Methods for Granting Land Use Rights in Shanghai and other laws and regulations.

2. The title to the land granted hereunder belongs to the PRC. The State and government shall have the right of jurisdiction and executive power granted by the law as well as other rights vested in the state in accordance with regulations of the PRC as well as other rights for the society’s public interest.

3. Both parties shall enter into this Contract based on the principles of openness, fairness and good faith.

4. This Contract shall have the full force and effect of law upon execution by both parties. This Contract may not be amended or modified unless agreed to by both parties and approved by relevant authorities.

5. The bracketed number on the first page of this Contract is the edition number of this Contract. When executed for the first time, the contract shall be Edition 1.0, if supplemental contract is signed, the edition shall be upgraded to Edition 2.0, the edition number of the contract shall be changed for further modified versions.

CONTRACT FOR THE GRANT OF LAND USE RIGHTS

FOR STATE-OWNED CONSTRUCTION LAND

IN

SHANGHAI

Grantor:	Shanghai Jiading District Housing and Land Administration Bureau (Hereinafter referred to as Party A)
Legal Representative: Zhiyin Xie

Grantee:	Newegg Tech (Shanghai) Co., Ltd.
(Hereinafter referred to as Party B)
Legal Representative: Fred Faching Chang

Pursuant to the PRC Land Administration Law, the PRC Urban Real Estate Administration Law, the Provisional Regulations of the PRC Concerning the Grant and Assignment of the Right to Use State Land in Urban Areas, the Methods for Granting Land Use Rights in Shanghai and other relevant laws and regulations, and in accordance with the official document Hujiafutu (2008) No. 76, both parties have hereby made and concluded this Contract as follows:

Article 1	For the land, of which the land use right is acquired through assignment, the land ownership belongs to the PRC. For the land, the State and government have the right of jurisdiction and executive power granted by the law as well as other rights vested in the state in accordance with regulations of the PRC as well as other rights for the society’s public interest. Underground resources, objects buried underground, hidden articles and public facilities of the municipal administration shall not be included within the scope of the land use rights being granted herein.

Article 2	The parcel of land being granted to the Grantee is located within Jiading Industrial Zone, Shanghai, Lot No. Gong 0745. The total land area is 49,999 square meters, of which the assigned land area is 45,715.8 square meters. The area, boundary and location of the land are as shown in the drawing attached hereto. The drawing confirmed by both parties is made a part of this Contract. The parcel of land under this Contract shall be used for industrial purpose. The term of the land-use rights under this Contract is 50 years, effective from the date of the execution of this Contract.

Article 3	The land grant fee for this parcel of land shall be RMB 21,000,000 (Twenty One Million). The foreign investor of Party B shall convert foreign currency and pay the land grant fee in Renminbi, in accordance with the state regulations on foreign exchange control.

During the term of this grant, Party B shall pay an annual land use fee of RMB 1 per square meter.

Article 4	Within 15 days upon the execution of this Contract i.e., on or before July 3 2008, Party B shall pay a deposit of RMB 3,150,000 (Three Million and One Hundred Fifty Thousand) to the local treasury as a guarantee for the performance of the Contract. Party A shall arrange for the refund of security deposit upon the presenting of the deposit receipt by Party B.

Within 60 days of the execution of this Contract, i.e., on or before August 17, 2008, Party B shall pay to the local treasury the full balance of the land grant fee in the amount of RMB 17,850,000 (Seventeen Million and Eight Hundred and Fifty Thousand).

Party A shall issue a payment notice and letter regarding the above payments. Party B shall follow the requirements in the payment notice and promptly make full payments to the local treasury within the prescribed period via the opening bank.

Article 5	Party B shall pay the land grant fee in full (inclusive of the deposit) in accordance with the terms of this Contract. If Party B fails to make full payment within the prescribed period, Party B shall pay a late payment penalty equivalent to 0.1% of the total default amount per day, following the expiration date of the payment period prescribed herein.

If Party B fails to fully pay the land grant fee within 30 days after the expiration of the payment period (unless due to a force majeure event), Party A shall have the right to terminate this Contract and demand compensation for breach of Contract. Party B shall have no right to seek a refund of any paid land grant fee.

Article 6	Party A agrees to transfer the land use right to Party B prior to August 24, 2008. The land conditions at the time of transfer shall meet the following requirements in section 2:

1. The above ground facility and structure attachments are completely dismantled or removed.

2. The above ground facility and structure attachments are completely dismantled or removed, and basic infrastructure ready with supply of water, electricity, and road and leveled ground.

Article 7	After Party B has made full payment of the land grant fee required herein, Party B shall apply for the initial registration of land use rights with the Jiading real estate registration agency in compliance with the real estate registration regulations in Shanghai.

Article 8	During the term of grant, Party B shall develop and utilize the land in accordance with the purpose and conditions set forth in Exhibit A of the Conditions of Use of the State Owned Shanghai Jiading Industrial Zone Gong-0745, and Exhibit B of the Land Use Intensity and other Conditions of Use of the State Owned Shanghai Jiading Industrial Zone Gong-0745 (hereinafter referred to as Conditions of Land Use). If Party B requests to amend the Conditions of Land Use, in addition to undertaking the necessary application procedures according to law, Party B shall obtain approval from Party A and enter into a supplemental agreement with Party A with adjusted land grant fee, and undertake to apply for the real estate registration accordingly.

Article 9	The People’s Government of Shanghai reserves the right to design and adjust the urban planning for the granted land. During the term of grant or upon the renewal of land use rights, the renovation, remodeling and reconstruction of buildings constructed pursuant to the Conditions of Land Use shall be subject to the effective urban planning at that time.

Article 10	Party B shall develop the granted land for the specific purpose as defined herein and commence construction activities within the prescribed period of time. The land use rights might be revoked when use of the land is changed from non-profit to profit-oriented. If Party B fails to commence the development of the granted land within the time periods stated herein the Conditions of Land Use, the government land administration bureau may impose an idle land fee on Party B until the land use right is withdrawn without compensation in accordance with the PRC Urban Real Estate Administration Law, the Regulations on Urban Real Estate Administration, and Article 3.4 of the Conditions of Land Use.

If Party B commences the development within the time periods stated herein the Conditions of Land Use, however the developed area accounts for less than 1/3 of the total area or the amount invested is less than 25% of the total investment amount, and Party B suspends the land development without permission for more than 1 year, the granted land shall be regarded as an idle land. The land administration bureau shall impose an idle land fee on Party B until the land use right is withdrawn without compensation.

Article 11	If Party B, for reasons attributable to itself, is incapable of continuing and completing the entire investment development project, Party B shall proceed in one of the following ways:

1.      If Party B intends to terminate the investment development project, Party B shall notify Party A to terminate this Contract and proceed with application to return the granted land. Upon approval by relevant government planning, land and construction agencies, both parties may dissolve the Contract and Party A may take back the land use rights. The land fee already paid by Party B shall be returned to Party B after deducting the deposit, the idle land fee and other fees (principal amount only with no interest).

2.      If Party B reduces the investment, and portions of the idle land could be separated and redeveloped, Party B shall, within 90 days before the completion of the development project, submit request to Party A for the adjustment of the granted land area. Upon approval by government planning, land and construction agencies, both Parties may enter into a new land grant contract with modified land area, land grant fee and conditions on land use. Party A shall take back the right of the use of the corresponding part of the land. The land fee already paid by Party B shall be returned to Party B after deducting the deposit, the idle land fee and other fees (principal amount only with no interest).

Article 12	Upon full payment of the land grant fee stipulated herein and obtaining of the land use rights certificate, Party B may transfer, lease and mortgage the land use rights granted herein pursuant to laws and regulations and Exhibit A of this Contract. During the term of land use rights, Party A shall have the right to monitor and supervise the development, transfer, lease and mortgage of the granted land.

When the land use rights and the development project are transferred for the first time, the completed work under the building installation project shall meet the requirements set forth in the Methods for Granting Land Use Rights in Shanghai. Party B shall not transfer the land use rights, change the name of the transferee or alter the investment ratio of the transferee before meeting such requirements.

When the land use rights are transferred or retransferred, the rights and obligations set forth herein shall also be transferred. After the transfer, the term of the land use rights shall be the remaining period after deducting the already used time period from the land use term prescribed herein.

Article 13	If Party B obtains approval by relevant government agencies to establish a company to develop the granted land without altering the investment ratio of the transferee, Party B must enter into a supplemental agreement noting the change of the transferee. The new transferee may apply for the initial registration of land use rights or amend the registration with the real estate registration agency by virtue of the supplemental agreement and other relevant materials.

When the documents on public bidding, auction and listing have provided otherwise, the terms of such documents shall prevail.

Article 14	Party A shall not withdraw the land use rights legally conferred upon Party B during the term of land use rights. If under special circumstances, based on the requirements of social public interests, the land use rights need to be withdrawn before the expiration, Party A shall submit for approval in accordance with the legal procedures. Party B may be compensated for the early withdrawal of land use rights based on the remaining land use period and the actual development of the land.

Article 15	If Party B needs to continue utilizing the granted land upon the expiry of the land use term prescribed herein, Party B shall submit an application for the renewal of land use rights to Party A at least one year prior to the expiration. If Party A agrees to the renewal, Party B shall follow relevant regulations and procedures on land use and sign a new land grant contract with Party A, and pay the land grant fee. If Party B does not request for renewal of the land use rights or Party B’s application is rejected, Party B shall return the land use rights to Party A or other relevant government authority and cancel the registration of land use.

Article 16	If Party A breaches this Contract, Party B may request Party A to rectify within a stipulated period of time. If Party A still fails to perform this Contract, Party B may terminate this Contract and request compensation for breach of contract.

If Party B breaches this Contract, Party A may request Party B to rectify within a stipulated period of time. If Party B still fails to perform this Contract, Party A may terminate this Contract and request compensation for breach of contract.

Article 17	The Conditions of Land Use attached herein shall form an integral part of this Contract and shall have the same legal effect as this Contract.

Article 18	This Contract, its execution, interpretation, performance and resolution of any disputes arising hereunder shall be governed by the laws of the PRC and the local rules and regulations of Shanghai. Any dispute relating to the performance of this Contract shall be settled through mutual consultation, failing which it shall be resolved pursuant to paragraph (1) below:

(1) submit to the Jiading District Arbitration Commission for arbitration;

(2) file a lawsuit in the people’s court.

Article 19	This Contract and the attached Conditions of Land Use, total 16 pages, are prepared in Chinese. If this Contract is also prepared in other languages, the Chinese version shall prevail to the extent of any inconsistencies.

The amounts in this Contract are written in numbers and words, and the numbers and words shall be consistent. In case of any inconsistency, the amount written in words shall prevail.

This Contract shall not be altered. This Contract shall be executed in three copies with each party holding one copy. A copy of this Contract shall be submitted to the real estate registration agency for the registration of land use right. All of the executed copies shall have the same force and effect.

Article 20	This Contract is executed on June 18, 2008 in Jiading District of Shanghai, PRC.

Article 21	Any matters not covered in this Contract shall be mutually negotiated and agreed upon by both parties and be set forth in supplemental agreements attached hereto as Exhibits to this Contract.

Exhibit A

Conditions of Use of State-Owned Land in Shanghai

Jiading Industrial Zone, Lot No. Gong 0745

The conditions for the use of state-owned land (Conditions for Land Use) located at Jiading District, Shanghai, Lot No. Gong 0745 are as below:

1.	Conditions for Land Use

Party B shall develop and use the granted land according to the following conditions:

1.1	Use of Land: Industry

1.2	Term of Land Use Rights: 50 years, effective from the execution of this Contract

1.3	Construction Plot Ratio: no larger than 1.5 hectare (The total construction area shall not exceed 68,574 square meters.)

1.4	Landscaped Area Ratio: no less than 20% of the total area and the public green space shall be no less than 5%.

1.5	Parking Space: According to the Shanghai Construction Engineer Traffic Design and Car Park Standards (DGJ08-7-2006 J10716-2006)

1.6	Other planning parameters shall be based on the Shanghai Planning Approval Document No. (2007) 901 approved by Jiading District Planning Administration Bureau.

1.7	Buildings on the granted land shall satisfy the requirements of the Shanghai Regulations on Urban Planning Administration.

1.8	The development activities must comply with regulations in the Notice on the Promulgation of Directory of Restricted Land Use Projects and Prohibited Land Use Project (Guotuzi fa [2006] No.296).

2.	Requirements for Urban Development

2.1	In developing the granted land, Party B shall abide by relevant regulations of the state and Shanghai on the urban construction administration in relation to landscaping, amenities, hygiene, environment protection, fire control, traffic control, design and construction management.

2.2	Party B shall allow the government to lay underground sewage pipes and other cables passing through the granted land. If the buildings or its attachments on the granted land are damaged as a result thereof, Party B shall be entitled to seek compensation from the relevant authority according to the law.

2.3	Party B shall guarantee access by the police, fire brigade and ambulances into the granted land to perform their duties in emergency situations.

2.4	Party B shall be liable for any damages to the surrounding environment and facilities of the granted land which result in any loss by the state or individuals.

3.	Requirements for Development Management

3.1	Party B shall commence the construction work prior to December 18, 2008 and complete the development project before December 18, 2009. Party B shall submit all the required documents for the commencement and completion of the work to Party A within 15 days after the commencement and completion of the work.

3.2	If Party B is unable to commence the construction work within the time period stipulated in Article 3.1, Party B shall submit the request for extension to Party A 30 days in advance and with sufficient reasons for such extension. The extension shall be no more than 1 year. If Party A agrees to the extension, the construction commencement date shall be extended accordingly.

3.3	If Party B is unable to commence the construction work within the time period stipulated in Article 3.1, or is unable to commence the construction work within the extended time period pursuant to Article 3.2, Party B shall pay a liquidated damages of 1‰ of the Land Grant Fee per day (unless the delay is caused by force majeure, government’s action, or the pre-construction work necessary to be completed before the commencement of the construction work).

3.4	Unless otherwise agreed to by Party A, if Party B fails to commence the construction work for more than 1 year after the expiry of the period stipulated in Article 3.1, an “idle land fee” of no more than 20% of the Land Grant Fee shall be imposed by the relevant land administration bureau; if Party B fails to commence the construction work for more than 2 years after the expiry of the period stipulated under Article 3.1, the land use rights of the granted land together with the buildings and attachments thereon shall be withdrawn by the relevant land administration bureau without compensation (unless the delay is caused by a force majeure event, government’s action, or the pre-construction work necessary to be completed before the commencement of the construction work).

3.5	Party B shall not occupy the area surrounding the granted land without approval. If Party B needs to temporarily occupy the surrounding area, Party B shall undertake the necessary application for temporary occupation, failing which Party B shall be deemed to have illegally occupied the land.

4.	Location and Boundaries

4.1	Party A has placed the markers of the granted land according to the Redlined Map of Boundaries and Markers of the Granted Land. Party B shall take effective measures to protect these markers. If these markers are removed or damaged, Party B shall immediately report to Party A in writing and apply for the re-survey and re-marking of the boundaries.

4.2	If the markers are missing, removed or damaged, Party B shall bear all the cost of re-marking the boundaries and replacing the markers.

5. Requirements for Municipal Facilities and Building Demolition and Relocation

5.1	Party B shall be responsible for the supporting municipal facilities for the granted land and bear all the relevant expenses.

5.2	Party B or its contractor shall promptly repair the damage caused to the sewage, watercourse, cables and other pipes and lines, and buildings as a result of Party B’s construction work, and bear all the relevant costs.

5.3	During the term of land use rights, Party B shall properly maintain the municipal facilities (including the ground subsidence monitoring device). If these facilities are damaged, Party B shall bear all the costs of the repair.

5.4	Party B and the user of the adjoining land shall jointly maintain and manage and equally bear the relevant costs of the passages and facilities shared between Party B and the user of the adjoining land.

6. Requirement for the Transfer, Lease and Mortgage of the Land Use Rights

6.1	If the granted land is not developed or used in accordance with this Contract or the Condition for Land Use, the land use rights can not be transferred or leased.

6.2	After the development of the granted land has satisfied the conditions under Article 12 of this Contract, the land use rights together with the buildings thereon may be transferred according to the law.

6.3	The land use rights of the granted land may be mortgaged, provided that prior to the completion of the development project, the loan amount obtained from such mortgage shall be used for the development of the granted land. When the land use rights are mortgaged, the buildings and the attachments thereon shall also be mortgaged. The interests of the mortgagor and mortgagee shall be protected by the Methods for Real Estate Mortgage in Shanghai.

6.4	The pre-sale, sale, lease, and gift of the building shall be governed by PRC law, the Shanghai Regulations for Real Estate Registration, the Methods for Transfer of Real Estate in Shanghai, the Shanghai Regulations for Real Estate Lease, and other regulations of the Shanghai land administration bureau.

7. Requirements for maintenance, repair, modification and reconstruction of Buildings

7.1	During the term of land use rights, Party B shall guarantee that the buildings which are constructed or being constructed and the relevant facilities are in good and usable condition, and shall bear all the necessary costs.

7.2	During the term of land use rights, Party B shall not demolish, modify, or reconstruct the public facilities and the buildings on the granted land without the approval of Party A.

8. Special stipulation

8.1	Development on the granted land shall satisfy the requirements for energy and land conversation.

Exhibit B

Conditions for Land Use (Industrial Purpose)

Jiading Industrial Zone, Lot No. Gong 0745

Party A and Party B agree that the use of the state-owned land located at Jiading District, Shanghai, Lot No. Gong 0745 shall be subject to the following conditions:

Article 1	The construction plot ratio shall be no less than 8,000 square meter/hectare (the total floor area shall be no less than 36,573 square meters); the building density shall be no less than 35%.

Article 2	Land Investment Scale: The total amount of investment under the Land Grant Contract shall be no less than the amount approved and recorded i.e., RMB 160,000,000. The investment in fixed assets shall be no less than RMB 2,100,000 per mu.

Article 3	Party B shall not build non-productive facilities such as residential houses, hotels, guest house and training centers within the compound of the granted land.

Article 4	Landscape Ratio: Shall be no less than 20% of the total land area. The construction area of the internal administrative office and service facilities of the enterprise on the granted land shall not exceed 7% of the total construction area.

Article 5	Within 60 days after the completion of the development project, Party B shall provide the documents such as the project completion verification report and project completion audit report to Party A. Party A shall review the actual investment scale based on the stipulated conditions for land use.

Party B shall be deemed to have breached this Contract if the actual investment amount and the land investment scale fail to meet the conditions agreed by the parties. Party A shall be entitled to demand for compensation in accordance with Article 6 and Article 7. Party A shall request Party B to continue to perform the contract.

Article 6	If the investment amount for fixed assets and the land investment scale fail to meet the standards stipulated in the Conditions for Land Use, Party A shall be entitled to seek damages from Party B equivalent to the same percentage of the Land Grant Fee as between the actual amount invested and the amount agreed to be invested.

Article 7	If the construction plot ratio and the construction density fail to meet the standards stipulated in the Conditions for Land Use, Party A shall be entitled to seek damages from Party B equivalent to the same percentage of the Land Grant Fee as between the actual and the stipulated ratio.

Article 8	If the landscaping ratio, the percentage of the construction area of the internal administrative office and service facilities of the company exceeds the stipulated standard in the Conditions for Land Use, Party B shall pay Party A damages, and Party B shall dismantle and demolish relevant buildings or remove landscaping at Party B’s own cost and expenses.